Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

IMS HEALTH INCORPORATED

1. Name. The name of the Corporation is IMS Health Incorporated.

2. Registered Office. The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

4. Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 182,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”). Each share of Common Stock shall be entitled to one vote.

5. Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

6. Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The size of the Board of Directors shall be determined as set forth in the by-laws of the Corporation, as in effect from time to time (the “By-laws”). The election of directors need not be by written ballot unless the By-laws shall so require.

7. Authority of Directors. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the By-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the Board of Directors.

8. Votes of Directors. Each Sponsor Director (as defined in the Shareholders’ Agreement) shall have five votes in each matter submitted to directors of the Corporation for a vote and each other person who serves as a director of the Corporation shall have one vote in each matter submitted to directors of the Corporation for a vote. Every reference in this Certificate of Incorporation or the By-laws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors. As used herein, “Shareholders’ Agreement” means that certain Shareholders’ Agreement entered into by and among Healthcare Technology Holdings, Inc. and certain of its stockholders, as the same may be amended from time to time in accordance with its terms.

9. Liability of Directors. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL. No amendment or repeal of this Section 9 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

10. Indemnification. To the fullest extent permitted from time to time by the laws of the State of Delaware:

(a) The Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party, witness, or otherwise a participant in, any threatened, pending or completed action, suit or proceeding (brought in the right of the corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys’ fees and experts’ fees), judgments, damages (including punitive damages), fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only (i) to enforce any right under this Section 10 of this Certificate of Incorporation; or (ii) if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Corporation.

(b) The Corporation may indemnify any other person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys’ fees and experts’ fees), judgments, damages (including punitive damages) fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

(c) The Corporation shall advance, on a current and as-incurred basis, all expenses (including attorney’s fees and experts’ fees) incurred by any person described in the first sentence of Section 10(a) in defending, or otherwise participating in, any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including all appeals. Such advances shall be (i) unsecured and interest free, (ii) made without regard to such person’s ability to repay amounts advanced, and (iii) conditioned only upon such person submitting, to the extent required by the DGCL, an unsecured written undertaking to repay amounts advanced and appropriate documentation reflecting the expenses for which advancement is sought.

(d) The Corporation may purchase and maintain insurance on behalf of any person described in Section 10(a) against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 10 or otherwise.

(e) It is the intent of the Corporation that, with respect to all advancement and indemnification obligations under this Section 10, the Corporation shall be the primary source of advancement, reimbursement and indemnification relative to any direct or indirect shareholder of Healthcare Technology Holdings, Inc. (or any affiliate of such shareholder, other than Healthcare Technology Holdings, Inc. or any of its direct or indirect subsidiaries). The Corporation shall have no right to seek contribution, indemnity or other reimbursement for any of its obligations under this Section 10 from any such direct or indirect shareholder of Healthcare Technology Holdings, Inc. (or any affiliate of such shareholder, other than Healthcare Technology Holdings, Inc. or any of its direct or indirect subsidiaries).

(f) The provisions of this Section 10 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10 shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this Section 10 and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10 shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to the first sentence of Section 10(a) shall be made to the fullest extent permitted by law.

(g) For purposes of this Section 10, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the

Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

11. Corporate Opportunity. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any business opportunities (including, without limitation, opportunities that might be considered similar to or in competition with the business of the Corporation or any of its subsidiaries) (“Opportunities” and each, an “Opportunity”) that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. Furthermore, each officer, director and stockholder of the Corporation, other than those officers, directors or stockholders who are employees of the Corporation, shall have no duty (fiduciary, contractual or otherwise) to present any Opportunity to the Corporation or any of its subsidiaries and shall have the right to hold or pursue, directly or indirectly, any Opportunity for its own account and benefit or to direct any Opportunity to any other Person. No officer, director or stockholder of the Corporation, other than those officers, directors or stockholders who are employees of the Corporation, shall be liable to the Corporation or any of its subsidiaries or stockholders for breach of any duty (fiduciary, contractual or otherwise) if it chooses to pursue any Opportunity, directly or indirectly, for its own account and benefit or to direct any Opportunity to any other Person. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any Opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section. As used in this Section 11, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.

12. Records. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the By-laws of the Corporation.